PRICING SUPPLEMENT
(To Prospectus Supplement and Prospectus dated November 26, 20 03) Pricing Supplement Number: 2387	FileNo.333-109802 Rule424(b)(3)

Merrill Lynch & Co., Inc.
Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

Floating Rate Notes

Principal Amount:	$425,000,000	Original Issue Date:	July 8, 2004

CUSIP Number:	59018YTY7	Stated Maturity Date:	July 9, 2007

Issue Price:	100%

Interest Calculation:		Day Count Convention:
☒	Regular Floating Rate Note	☒	Actual/360
☐	Inverse Floating Rate Note	☐	30/360
	(Fixed Interest Rate):	☐	Actual/Actual

Interest Rate Basis:
☒	LIBOR	☐	Commercial Paper Rate
☐	CMT Rate	☐	Eleventh District Cost of Funds Rate
☐	Prime Rate	☐	CD Rate
☐	Federal Funds Rate	☐	Other (see attached)
☐	Treasury Rate
Designated CMT Page:		Designated LIBOR Page:

	CMT Moneyline Telerate Page:		LIBOR Moneyline Telerate Page: 3750

LIBOR Reuters Page:

Index Maturity:	Three Months	Minimum Interest Rate:	Not Applicable

Spread:	+0.125%	Maximum Interest Rate:	Not Applicable

Initial Interest Rate:	Calculated as if the Original Issue Date was an Interest Reset Date	Spread Multiplier:	Not Applicable

Interest Reset Dates:	Quarterly, on the 9th of January, April, July and October, commencing on October 9, 2004, subject to modified following Business Day convention.

Interest Payment Dates:	Quarterly, on the 9th of January, April, July and October, commencing on October9, 2004, subject to modified following Business Day convention.

Repayment at the Option of the Holder:	The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the Option of the Company:	The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:	The Notes are being issued in fully registered book-entry form.

Trustee:	JPMorgan Chase Bank

Underwrites:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Ramirez & Co., Inc. and Muriel Siebert & Company (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

Pursuant to an agreement, dated July 1st, 2004 (the“ Agreement”), between Merrill Lynch & Co., Inc. (the" Company")and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

Underwriters	Principal Amount of the Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$416,500,000
Ramirez & Co., Inc.	$4,250,000
Muriel Siebert & Company	$4,250,000

Total	$425,000,000

Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:	0.2500%

Dated:	July 1, 2004